Exhibit 99.1

WAVE TO COMPLETE $1.7 MILLION STOCK OFFERING

Lee, MA, — May 23, 2008 — Wave Systems Corp. (NASDAQ: WAVX), a leading developer of trusted computing solutions and services, announced that it is selling to investors 2,151,250 shares of its Class A common stock at a price of $0.80 per share, yielding gross proceeds of approximately $1.7 million.  Investors will also receive three-year warrants to purchase an aggregate of 537,812 shares of Wave’s Class A Common Stock for $0.85 per share.  The net proceeds of the financing, approximately $1.6 million, will be used to fund Wave’s ongoing operations.

Security Research Associates acted as placement agent in connection with the offering.  The shares and shares underlying warrants in this offering are being issued under a $25 million shelf registration statement.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Security Research Associates

Security Research Associates (SRA) was founded in San Francisco in 1980 and today offers both investment banking and institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information, visit www.sracap.com.

About Wave Systems

Wave Systems solves the most critical security problems for enterprises and government with software solutions that are trustworthy, reliable, easy to use, and offer a speedy return on investment. Wave’s trusted computing software solutions include strong authentication, data protection, advanced password management and enterprise-wide trust management services. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500